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                                                                     EXHIBIT 4.1


                             STOCK OPTION AGREEMENT


          STOCK OPTION AGREEMENT (this "Agreement"), dated as of the 1st day of March 1991, between MEDCO CONTAINMENT SERVICES, INC., a Delaware corporation (the "Corporation"), and CITIZENS CORPORATION, a Massachusetts corporation ("Optionee").

                                    RECITAL

          The Optionee was granted an option to purchase 100,000 shares of the Corporation's Common Stock on August 23, 1990, as an inducement for Citizens Medical Corporation, then a wholly owned subsidiary of the Optionee to enter into the Marketing Agreement (the "Marketing Agreement") dated as of March 1, 1991 among the Corporation, the Optionee, Citizens-Medco Corporation and Citizens Medical Corporation.

                                   AGREEMENTS

          In consideration of the premises and the mutual covenants herein, the Corporation and Optionee agree as follows:

          1. Confirmation of Grant of Option., The Corporation, subject to the terms of this Agreement, hereby confirms that Optionee has been irrevocably granted, subject to the terms of this Agreement, as of August 23, 1990, the right (the "Option") to purchase 100,000 shares of Common Stock, $.01 par value, of the Corporation. All of the shares of the Corporation's Common Stock are hereinafter referred to as the "Common Stock", and the 100,000 shares of Common Stock which are the subject of the Option referred to in the preceding sentence are hereinafter referred to as the "Shares". Said number of Shares is subject to adjustment as provided in Section 8.

          2.     Exercisability of Option.

                 2.1 Subject to the terms and conditions of this Agreement, the Option shall be exercisable and becomes vested:

                       2.1.1 With respect to 20% of the Shares, on and after December 31, 1991;

                       2.1.2 With respect to an additional 20% of the Shares, on and after December 31, 1992;

                       2.1.3   With respect to an additional 20% of the Shares,
on and after December 31, 1993;
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                      2.1.4  With respect to an additional 20% of the Shares,
on and after December 31, 1994; and

                      2.1.5 With respect to an additional 20% of the Shares, on after December 31, 1995.

                 2.2 The unexercised portion of the Option (both vested and nonvested) shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

                      2.2.1 August 23, 2000, the tenth anniversary of the date of grant; or

                      2.2.2 Ninety (90) days following the date of termination of the Marketing Agreement (during which 90 day period vesting shall not continue).

          3. Method of Exercise of Option. The Option may be exercised by the Optionee, at its discretion, as to all or part of the Shares as to which this Option is then vested under Section 2, by giving written notice of the exercise to the Corporation at its principal business office, specifying the number of Shares for which the Option is exercised, accompanied by payment in full for such Shares. The failure to exercise the Option, in whole or in part, as to any vested exercise rights shall not constitute a waiver of these rights. The Corporation shall cause certificates for the Shares so purchased to be delivered to Optionee (or its representatives) at the Corporation's principal business office, against Optionee's payment in full of the purchase price, as soon as practicable following receipt of notice of exercise in accordance with its procedure. The purchase price shall be paid in cash or by certified or official bank check or by immediately available funds (including wire transfer).

          4.     Option Price.  Subject to adjustment as provided in
Section 8 hereof, the purchase price of the Shares covered by this Agreement shall be $20.875 per Share.

          5. Non-Transferability of Option. The Option shall not be transferable. Without limiting the generality of the foregoing, the Option may not be assigned, transferred, pledged or hypothecated in any way, and shall not be subject to execution, attachment, or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of the Option contrary to the provisions of this Agreement, and any levy or any attachment or similar process upon the Option, shall be null and void. Nothing in this
Section 5 shall prohibit the transfer of the Option as a result of a merger of the Optionee into or the consolidation of the Optionee with another

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corporation so long as the corporation formed by such consolidation or into which the Optionee merged shall be a wholly owned subsidiary of Citizens Energy Corp. (other than for shares owned by directors and employees of Citizens or of Citizens' subsidiaries so long as Citizens Energy continues to own more than 50% of the voting securities of such corporation and Citizens Energy controls the affairs of such corporation).

          6. No Rights Prior to Exercise of Option. The holder of the Option shall not have any rights to dividends nor any other rights of a shareholder with respect to the Shares covered by the Option until the Shares have been issued to such holder pursuant to Section 3 hereof.

          7.     Registration of Shares.

                 7.1 The Shares issued upon exercise of the Option shall be issued only to the Optionee. Within twenty (20) days after the Effective Time (as defined in the Agreement and Plan of Merger dated as of March 1, 1991 by and among the Optionee, the Corporation, Citizens-Health Corporation and CM Acquisition Corp. (the "Merger Agreement")), the Corporation agrees to file a Registration Statement on Form S-3 registering the Shares to be issued upon exercise of the Option. The Corporation agrees to keep such registration statement effective until the Shares covered by such registration statement are issued upon exercise of the Option or the Option sooner terminates but such registration statement shall be subject to the provisions of Section 10.1(h) and 10.1(j) of the Merger Agreement provided that if the Corporation delays any exercise of the Option by virtue of Section 10.1(h) or 10.1(j) and the Options would have otherwise expired during such period of delay or within thirty (30) days after the end of such period of delay the Corporation shall extend the expiration date of the Option by the number of days extended under Section 10.1(h) or 10.1(j).

          8.     Adjustment.

                 8.1 The number and price per Share covered by the Option, and any other rights under the Option, shall be adjusted by the Board of Directors of the Corporation or a proper committee thereof to reflect any subdivision (stock split) or consolidation (reverse split) of the issued Common Stock of the Corporation, or any other recapitalization of the Corporation which shall substantially affect the rights of holders of Common Stock.

                 8.2 In the event of a change in the presently authorized Common Stock of the Corporation which is limited to a change of all of its presently authorized shares of Common Stock with par value into the same number of shares without par value, or any change of all of the then authorized shares of Common Stock with par value into the same number of shares with a different par value, the shares resulting from any such change

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shall be deemed to be Shares as defined in Section 1, and no change in the number of shares covered by each Option or in the Option Price shall take place.

                 8.3 In case of a merger of the Corporation into or a consolidation of the Corporation with another corporation (other than a subsidiary of the Corporation), or in case of reorganization or liquidation of the Corporation, or a sale of all or substantially all of the assets of the Corporation, the Board of Directors of the Corporation shall make appropriate provisions to the Option, so that Optionee shall have the right thereafter to receive upon the exercise thereof the kind and amount of shares of stock and other securities and property which Optionee would have been entitled to receive if Optionee had exercised the Option immediately prior to such merger, sale or transfer.

          9. Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by certified mail to the proper address. Each notice to the Corporation shall be addressed to it at its principal office, attention of the President. Each notice to Optionee shall be addressed to Optionee at Optionee's address set forth below. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect. Each notice shall be deemed to have been given on the day it is received.

          10. Reservation of Shares. At all times during the term of this Option the Corporation shall have in its treasury or reserve and keep available a number of Shares then subject to the Option as shall be sufficient to satisfy the requirements of this Agreement.

          11. Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon each successor of the Corporation. All obligations imposed upon Optionee and all rights granted to the Corporation under this Agreement shall be binding upon Optionee's successors. This Agreement shall be the sole and exclusive source of any and all rights which Optionee or successors may have in respect of the Option as granted hereunder.

          12. Governing Law. This Agreement shall be governed by the laws of the State of Delaware applicable to agreements made to be fully performed therein.

          13. Effective Date. This Agreement will become effective at the Effective Time as defined in the Merger Agreement and if the Effective Time shall not occur prior to the termination of the Merger Agreement, this Agreement shall not become effective and become null and void.

          14. Marketing Agreement. This Agreement does not constitute an obligation on the part of the Corporation or the Optionee to continue the Marketing Agreement, and nothing contained in this Agreement shall confer upon either party the right to continue the Marketing Agreement. Except as otherwise

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provided herein, Optionee shall have no rights in the benefits conferred by the
Option or in any Shares except to the extent the Option is exercised while vested and prior to termination.

                                   EXECUTION

              The Corporation and Optionee have caused this Agreement to be executed, as of the day and year first above written.


                                             MEDCO CONTAINMENT SERVICES, INC.


                                             BY: /s/  CHARLES A. MELE
                                                -------------------------------
                                                CHARLES A. MELE
                                                Executive Vice President


                                             ADDRESS
                                             -------

                                             1900 POLLITT DRIVE
                                             ----------------------------------
                                             FAIR LAWN, NEW JERSEY 07410
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                                             CITIZENS CORPORATION



                                             BY:
                                                -------------------------------
                                                Chairman & CEO

                                             ADDRESS
                                              530 Atlantic Avenue
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                                              Boston, MA  02210
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